Lake Sunapee Bank Group Reports 2016 Third Quarter Results

NEWPORT, NH -- (Marketwired - October 20, 2016) - Lake Sunapee Bank Group ("we," "us," "our" or the "Company") (NASDAQ: LSBG), the holding company for Lake Sunapee Bank, fsb (the "Bank"), today announced results for the quarter ended September 30, 2016. Consolidated net income for the third quarter of 2016 was $2.3 million, or $0.28 per diluted common share, compared to $2.1 million, or $0.25 per diluted common share, for the same period in 2015, and $7.1 million, or $0.85 per diluted common share, for the nine months ended September 30, 2016, compared to $6.9 million, or $0.82 per diluted common share, for the same period in 2015.

"We were pleased with our third quarter performance, particularly with mortgage banking activities," President and Chief Executive Officer, Steve Theroux, commented. "In addition, the level of nonperforming assets remained low at 40 basis points, an indication of the stabilizing economy. We continue to prepare for our merger with Bar Harbor Bankshares, recognizing $510 thousand of expenses related to the merger during the quarter with additional expenses anticipated as we move towards a closing date."

Year-to-Date Highlights

Highlights of the nine months ended September 30, 2016 include:

  Net income available to common stockholders increased 3.72% compared to the same period in 2015.
  Return on average common stockholders' equity of 6.81% and return on average assets of 0.60%.
  Book value per common share increased 4.11% to $16.98 as of September 30, 2016.
  Loans increased $19.3 million, or 1.58%, to $1.2 billion as of September 30, 2016.
  Loans totaling $282.0 million were originated.
  Our loan servicing portfolio increased $21.3 million to $467.1 million.
  Net loan charge-offs were $461 thousand, or 0.05% (annualized) of average loans, for the nine months ended September 30, 2016.
  As a percentage of total loans, nonperforming loans were 0.40%.
  Net interest margin was 3.02%.
  Noninterest income increased 9.20% to $15.5 million compared to the same period in 2015.

Third Quarter Highlights

Highlights of the three months ended September 30, 2016 (as compared to the prior quarter end and quarter to date) include:

  Loans totaling $103.9 million were originated.
  Our loan servicing portfolio increased $15.3 million to $467.1 million.
  Net loan charge-offs were $90 thousand, or 0.03% (annualized) of average loans, for the quarter ended September 30, 2016.
  Return on average common stockholders' equity of 6.54% and return on average assets of 0.58%.

Earnings Summary for the Three and Nine Months Ended September 30, 2016

Net income decreased $61 thousand, or 2.58%, compared to the second quarter of 2016. The decrease in net income for the quarter ended September 30, 2016 compared to the quarter ended June 30, 2016 resulted from decreases of $131 thousand, or 1.20%, in net interest and dividend income and $562 thousand, or 9.79%, in noninterest income, offset by a decrease of $867 thousand, or 6.65%, in noninterest expenses.

Net income for the nine months ended September 30, 2016 increased $276 thousand, or 4.01%, to $7.1 million compared to $6.9 million for the same period in 2015. The increase in net income resulted from increases of $1.5 million, or 4.70%, in net interest and dividend income, and $1.3 million, or 9.20%, in noninterest income, offset by an increase of $2.1 million, or 6.02%, in noninterest expenses including the $1.3 million of non-deductible expenses related to the pending acquisition by Bar Harbor Bankshares (the "Merger") announced on May 5, 2016.

Net Interest and Dividend Income and Margin

Net interest and dividend income for the quarter ended September 30, 2016 decreased $131 thousand, or 1.20%, compared to the second quarter of 2016, primarily driven by decreased average balances within the investment portfolio during the period and recognition of approximately $200 thousand of interest income, during the previous quarter, related to the payoff of a non-accruing loan. Interest and dividend income decreased $205 thousand, or 1.59%, to $12.7 million for the quarter ended September 30, 2016 compared to the quarter ended June 30, 2016, which included decreases of $117 thousand, or 0.99%, in interest and fees on loans and $100 thousand on interest income and dividends related to the investment portfolio. Interest expense decreased $74 thousand, or 3.78%, including a decrease of $70 thousand in interest on advances and other borrowed money representing the impact of average borrowings decreasing 6.32% during the third quarter of 2016 compared to the second quarter of 2016.

For the quarter ended September 30, 2016, our net interest margin decreased to 3.02% compared to 3.08% for the quarter ended June 30, 2016 due primarily to the increase in the average yields on loans and investments to 3.74% and 2.19%, respectively. The average cost of deposits for the third quarter of 2016 was 0.33% compared to 0.34% for the second quarter of 2016 while the average cost of other borrowed funds was 1.52% and 1.51%, respectively. The average cost of funds for the quarter ended September 30, 2016 was 0.55% compared to 0.57% for the quarter ended June 30, 2016.

Net interest and dividend income for the nine months ended September 30, 2016 increased $1.5 million, or 4.70%, compared to the same period in 2015, primarily driven by the increase of interest income on debt securities. Interest and dividend income increased $2.0 million, or 5.47%, to $38.0 million for the nine months ended September 30, 2016 compared to the same period in 2015, which included increases of $483 thousand, or 1.39%, in interest and fees on loans including the aforementioned recognition of approximately $200 thousand of interest on a non-accruing loan which was paid off during the second quarter and $1.5 million, or 112.55%, in interest on debt securities and dividends. Interest expense increased $521 thousand, or 10.06%, which included a decrease of $241 thousand, or 8.04%, in interest on deposits and an increase of $679 thousand, or 92.11%, in interest on advances and other borrowed money which includes the impact of an increase of $79.2 million in average borrowings as compared to the same period in 2015.

For the nine months ended September 30, 2016, our net interest margin increased to 3.02% compared to 2.97% for the same period in 2015. The average yield on interest-earning assets for the nine months ended September 30, 2016 was 3.56% compared to 3.47% for the same period in 2015. The average cost of deposits for the nine months ended September 30, 2016 was 0.34% compared to 0.37% for the same period in 2015 while the average cost of other borrowed funds was 1.53% and 1.65%, respectively. The average cost of funds for the nine months ended September 30, 2016 was 0.56% compared to 0.54% for the same period in 2015.

Provision for Loan Losses

During the third quarter of 2016, we recognized an increase of $189 thousand in the provision for loan losses compared to the second quarter of 2016. Net loan charge-offs were $90 thousand, or 0.03% (annualized) of average loans, for the third quarter of 2016, compared to net loan charge-offs of $36 thousand, or 0.01% (annualized) of average loans, for the second quarter of 2016.

During the nine months ended September 30, 2016, we recognized a provision for loan losses of $542 thousand compared to $440 thousand for the same period in 2015. Net loan charge-offs were $461 thousand, or 0.05% (annualized) of average loans, for the nine months ended September 30, 2016 compared to $1.1 million, or 0.12% (annualized) of average loans, for the same period in 2015.

Noninterest Income

Noninterest income for the third quarter of 2016 was $5.2 million, a decrease of $562 thousand, or 9.79%, compared to the second quarter of 2016. The decrease was primarily due to a decrease of $859 thousand in gains on sales of securities offset, in part, by an increase of $331 thousand, or 140.25%, in mortgage banking activities income.

Noninterest income for the nine month period ended September 30, 2016 was $15.5 million, an increase of $1.3 million, or 9.20%, compared to the same period in 2015. The increase was primarily due to an increase of $1.2 million in gains on sales of securities.

Noninterest Expense

Noninterest expense for the third quarter of 2016 decreased $867 thousand, or 6.65%, compared to the second quarter of 2016. The decrease included decreases of $244 thousand of non-deductible expenses related to the pending Merger and $695 thousand in other expenses which includes decreases of $327 thousand in tax credit purchases and $164 thousand in debit card fraud charge-offs, partially offset by an increase of $235 thousand in salaries and employee benefits.

Noninterest expense for the nine month period ended September 30, 2016 increased $2.1 million, or 6.02%, compared to the same period in 2015. The increase included $1.3 million of non-deductible expenses related to the pending Merger and increases of $553 thousand in salaries and employee benefits, $91 thousand in outside services, $35 thousand in supplies, and $722 thousand in other expenses which includes increases of $234 thousand in contributions including tax credit purchases, $67 thousand in periodic impairment expense related to mortgage servicing rights, $130 thousand in shareholder expense primarily due to increased franchise taxes, and $125 thousand in debit card charge-offs related to fraudulent transactions, partially offset by decreases of $300 thousand in occupancy and equipment expense, $113 thousand in advertising and promotion expense, and $134 thousand in amortization of intangible assets.

Income Tax Provision

Income tax expense for the third quarter of 2016 increased $46 thousand, or 4.04%, to $1.2 million compared to the second quarter of 2016. Our effective tax rate was 33.93% for the quarter ended September 30, 2016, an increase from 32.48% for the second quarter of 2016. The higher effective tax rate comparing quarters is primarily driven by the benefit of tax credit purchases applied during the second quarter.

Income tax expense for the nine months ended September 30, 2016 increased $293 thousand to $3.3 million compared to the same period in 2015. Our effective tax rate was 31.89% for the nine month period ended September 30, 2016, which reflects an increase compared to the same period in 2015 due to the impact of the non-deductible Merger expenses of $1.3 million recognized during the period.

Loans and Credit Quality

During the third quarter of 2016, loans increased $2.9 million, or 0.23%, to $1.2 billion at September 30, 2016 compared to June 30, 2016. The third quarter increase reflects increases of $9.9 million in conventional real estate loans, $1.0 million in home equity loans, and $2.4 million in construction and land loans partially offset by decreases of $6.1 million in commercial real estate, $3.9 million in commercial and industrial loans, and $323 thousand in consumer loans.

During the nine months ended September 30, 2016, loans increased $19.3 million, or 1.58%, compared to December 31, 2015. The year-to-date increase reflects increases of $20.1 million in conventional real estate loans, $6.5 million in commercial real estate loans, $3.2 million in commercial and industrial loans, and $2.0 million in home equity loans, partially offset by decreases of $11.5 million in construction and land loans and $1.1 million in consumer loans.

At September 30, 2016, nonperforming loans totaled $5.0 million, or 0.40% of total loans, compared to $5.9 million, or 0.47% of total loans, at June 30, 2016. The allowance for loan losses to nonperforming loans at September 30, 2016 was 178.34% compared to 149.11% at June 30, 2016 and 147.51% at December 31, 2015.

Deposits and Funding

Deposits decreased $6.6 million, or 0.58%, to $1.1 billion at September 30, 2016 compared to June 30, 2016. Our noninterest-bearing deposits decreased $4.1 million, or 2.91%, and interest-bearing deposits decreased $2.5 million, or 0.25%, comparing balances at September 30, 2016 to balances at June 30, 2016.

Deposits decreased $15.6 million, or 1.35%, compared to December 31, 2015. Our noninterest-bearing deposits increased $9.6 million, or 7.56%, and interest-bearing deposits decreased $25.3 million, or 2.45%, including a decrease of $11.6 million in time deposits, comparing balances at September 30, 2016 to balances at December 31, 2015.

Quarterly Dividend

On October 13, 2016, the Company declared a regular quarterly cash dividend of $0.14 per share payable October 31, 2016 to stockholders of record as of October 24, 2016.

About Lake Sunapee Bank Group
Lake Sunapee Bank Group is the holding company of Lake Sunapee Bank, a federally chartered savings bank that provides a wide range of life-cycle banking and financial services. Lake Sunapee Bank has four wholly owned subsidiaries: Lake Sunapee Financial Services Corp.; Lake Sunapee Group, Inc., which owns and maintains all buildings and investment properties; McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency; and Charter Holding Corp., which wholly owns Charter Trust Company, a trust services and wealth management company. Lake Sunapee Bank Group, through its direct and indirect subsidiaries, operates 30 offices in New Hampshire in Grafton, Hillsborough, Merrimack and Sullivan counties and 15 offices in Vermont in Orange, Rutland and Windsor counties.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015, and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                          Lake Sunapee Bank Group
                       Selected Financial Highlights

                                     Three Months           Nine Months
                                  Ended September 30,   Ended September 30,
(Dollars in thousands except for
 per share data)                    2016       2015       2016       2015
                                 ---------  ---------  ---------  ---------
Net Income                       $   2,307  $   2,147  $   7,144  $   6,868
Per Common Share Data:
  Basic Earnings                      0.28       0.25       0.85       0.82
  Diluted Earnings (1)                0.28       0.25       0.85       0.82
  Dividends Paid                      0.14       0.14       0.42       0.40
  Dividend Payout Ratio              50.00%     56.00%     49.41%     48.78%

                                                           As of
(Dollars in thousands except for per share     September 30,   December 31,
 data)                                              2016           2015
                                               -------------  -------------
Total Assets                                   $   1,584,399  $   1,518,521
Total Securities (2)                                 167,947        130,161
Loans, Net                                         1,236,733      1,217,461
Total Deposits                                     1,141,710      1,157,352
Federal Home Loan Bank Advances                      202,174        150,000
Stockholders' Equity                                 142,579        136,708
Book Value per Common Share                    $       16.98  $       16.31
Common Shares Outstanding                          8,388,079      8,376,841

Bank Leverage (Tier I) Capital                          8.73%          9.02%
Common Equity (Tier I) Capital, consolidated            9.46%          9.41%

Number of Offices:
  Banking Offices                                         35             34
  Insurance Offices                                        3              3
  Trust Offices                                            7              7

(1) Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.
(2) Includes available-for-sale securities shown at fair value and Federal
    Home Loan Bank stock at cost.

                          Lake Sunapee Bank Group
                        Consolidated Balance Sheets

                                               September 30,   December 31,
(Dollars in thousands, except per share data)       2016           2015
                                               -------------  -------------
                                                (Unaudited)
ASSETS
  Cash and due from banks                      $      18,765  $      16,426
  Overnight deposits                                  17,320         26,140
                                               -------------  -------------
    Cash and cash equivalents                         36,085         42,566
  Securities available-for-sale                      155,077        120,198
  Federal Home Loan Bank stock                        12,550          9,963
  Loans held-for-sale                                  3,624          2,188
  Loans receivable, net of allowance for loan
   losses of $9.0 million as of September 30,
   2016 and $8.9 million as of December 31,
   2015                                            1,236,733      1,217,461
  Accrued interest receivable                          2,537          2,431
  Bank premises and equipment, net                    24,255         24,421
  Investments in real estate                           3,294          3,392
  Other real estate owned                                321            904
  Goodwill                                            44,576         44,576
  Other intangible assets                              6,804          7,822
  Bank-owned life insurance                           31,523         30,833
  Due from broker                                     14,056              -
  Other assets                                        12,647         11,019
                                               -------------  -------------
      Total assets                             $   1,584,082  $   1,517,774
                                               =============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
  Noninterest-bearing                          $     137,067  $     127,428
  Interest-bearing                                 1,004,643      1,029,924
                                               -------------  -------------
    Total deposits                                 1,141,710      1,157,352
  Federal Home Loan Bank advances                    202,174        150,000
  Securities sold under agreements to
   repurchase                                         21,522         17,957
  Subordinated debentures                             36,928         36,873
  Due to broker                                       15,234              -
  Accrued expenses and other liabilities              24,125         18,884
                                               -------------  -------------
      Total liabilities                            1,441,693      1,381,066
                                               -------------  -------------

STOCKHOLDERS' EQUITY
  Common stock, $.01 par value per share:
   30,000,000 shares authorized, 8,823,826
   shares issued, and 8,388,079 shares
   outstanding at September 30, 2016 and
   30,000,000 shares authorized, 8,811,170
   shares issued, and 8,376,841 shares
   outstanding at December 31, 2015                       88             88
  Paid-in capital                                     80,438         80,252
  Retained earnings                                   71,967         68,344
  Unearned restricted stock awards                    (1,025)        (1,375)
  Accumulated other comprehensive loss                (2,304)        (3,850)
  Treasury stock, 435,747 shares as of
   September 30, 2016 and 434,329 shares as of
   December 31, 2015, at cost                         (6,775)        (6,751)
                                               -------------  -------------
      Total stockholders' equity                     142,389        136,708
                                               -------------  -------------
      Total liabilities and stockholders'
       equity                                  $   1,584,082  $   1,517,774
                                               =============  =============

                          Lake Sunapee Bank Group
               Consolidated Statements of Income (unaudited)

                               Three Months Ended       Nine months Ended
                              September   September   September   September
(In thousands, except share      30,         30,         30,         30,
 and per share data)            2016        2015        2016        2015
                             ----------  ----------  ----------  ----------
Interest and dividend income
  Interest and fees on loans $   11,755  $   11,599  $   35,153  $   34,670
  Interest on debt
   securities:
      Taxable                       618         291       2,077         862
      Tax exempt                    154          82         373         253
  Dividends                         122          89         311         184
  Other                              34          21          79          52
                             ----------  ----------  ----------  ----------
      Total interest and
       dividend income           12,683      12,082      37,993      36,021
                             ----------  ----------  ----------  ----------

Interest expense
  Interest on deposits              909         941       2,758       2,999
  Interest on advances and
   other borrowed money             460         212       1,416         737
  Interest on debentures            488         468       1,449       1,394
  Interest on securities sold
   under agreements to
   repurchase                        27          18          78          50
                             ----------  ----------  ----------  ----------
      Total interest expense      1,884       1,639       5,701       5,180
                             ----------  ----------  ----------  ----------
  Net interest and dividend
   income                        10,799      10,443      32,292      30,841
Provision for loan losses           310          21         542         440
                             ----------  ----------  ----------  ----------
  Net interest and dividend
   income after provision for
   loan losses                   10,489      10,422      31,750      30,401
                             ----------  ----------  ----------  ----------

Noninterest income
  Customer service fees           1,430       1,496       4,299       4,325
  Gain on sales and calls of
   securities, net                  342           -       1,543         373
  Mortgage banking activities       567         196         915       1,008
  Net loss on sales of other
   real estate and property
   owned                            (14)        (66)        (55)        (69)
  Net loss on sales of
   premises and equipment             -          (6)          -          (3)
  Rental income                     185         176         522         513
  Trust and investment
   management fee income          2,110       2,093       6,276       6,339
  Insurance and brokerage
   service income                   340         344       1,247       1,163
  Bank-owned life insurance
   income                           215         152         652         450
  Other income                        1           1          95          89
                             ----------  ----------  ----------  ----------
      Total noninterest
       income                     5,176       4,386      15,494      14,188
                             ----------  ----------  ----------  ----------
Noninterest expense
  Salaries and employee
   benefits                       6,350       6,123      18,686      18,133
  Occupancy and equipment         1,432       1,485       4,400       4,700
  Advertising and promotion         183         297         624         737
  Depositors' insurance             250         223         720         697
  Outside services                  648         702       1,976       1,885
  Professional services             315         355         918       1,014
  ATM processing fees               266         203         685         622
  Supplies                          160         149         457         422
  Telephone                         247         273         790         813
  Merger-related expenses           510           -       1,264           -
  Amortization of intangible
   assets                           331         376       1,018       1,152
  Other expenses                  1,481       1,570       5,217       4,494
                             ----------  ----------  ----------  ----------
      Total noninterest
       expense                   12,173      11,756      36,755      34,669
                             ----------  ----------  ----------  ----------
Income before provision for
 income taxes                     3,492       3,052      10,489       9,920
Provision for income taxes        1,185         905       3,345       3,052
                             ----------  ----------  ----------  ----------
Net income                   $    2,307  $    2,147  $    7,144  $    6,868
                             ----------  ----------  ----------  ----------
Net income applicable to
 common stock                $    2,289  $    2,127  $    7,061  $    6,808
                             ----------  ----------  ----------  ----------
Earnings per common share,
 basic                       $     0.28  $     0.25  $     0.85  $     0.82
                             ----------  ----------  ----------  ----------
    Weighted average number
     of shares, basic         8,317,518   8,254,688   8,300,832   8,234,789
Earnings per common share,
 assuming dilution           $     0.28  $     0.25  $     0.85  $     0.82
                             ----------  ----------  ----------  ----------
    Weighted average number
     of shares, assuming
     dilution                 8,320,823   8,265,187   8,303,310   8,242,303
Dividends declared per common
 share                       $     0.14  $     0.14  $     0.42  $     0.40
                             ----------  ----------  ----------  ----------

For additional information contact:
Laura Jacobi
Executive Vice President
Chief Financial Officer
603-863-0886